For Immediate Release
Date:	July 24, 2008

Contact:	Mary Beth Steiginga,
Assistant Secretary
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Earnings for the Second Quarter 2008

Midland Park, NJ – July 24, 2008 - Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced today net income for the three (3) months ended June 30, 2008 of $1.18 million or $0.22 basic and fully diluted earnings per share, compared to net income of $1.45 million, or $0.27 basic and fully diluted earnings per share for the same three (3) month period in 2007.  Earnings for the quarter ended June 30, 2007 were benefited by the receipt of a $459,000 one time life insurance payout.  Adjusted for this one time benefit, the earnings for the quarter ended June 30, 2008 increased 18.8%, compared to the June 30, 2007 second quarter earnings.

For the six (6) months ended June 30, 2008, Stewardship Financial Corporation reported net income of $2.24 million or $0.42 basic earnings per share, compared to net income of $2.54 million or $0.48 basic earnings per share for the same six (6) month period in 2007.  Diluted earnings per share were $0.42 for the six (6) months ended June 30, 2008, compared to diluted earnings per share of $0.47 for the six (6) months ended June 30, 2007.  Earnings for the six (6) months ended June 30, 2007 were impacted by the $459,000 one time life insurance payout receipt.  Adjusted for this one time receipt, the earnings for the six (6) months ended June 30, 2008 increased 7.6%, compared to the June 30, 2007 six (6) month period.  Per share calculations have been adjusted for a 5% stock dividend paid in November 2007.

Stewardship Financial Corporation’s President and Chief Executive Officer Paul Van Ostenbridge stated, “We are pleased to report the Corporation has never been involved in the subprime mortgage lending arena.  The Corporation’s earnings remain strong, despite the challenges facing the financial industry.  We are encouraged by the strong commercial loan activity, which continues to meet our high credit standards.  In addition, our three new branches, which opened in 2007, are growing and expanding our presence in northern New Jersey.”

Stewardship Financial Corporation’s total assets reached $624.1 million at June 30, 2008, compared to $538.8 million at June 30, 2007, resulting in growth of 15.8%.  Total loans increased 14.3% to $438.7 million at June 30, 2008, compared to $383.7 million at June 30, 2007.  Total deposits were $509.9 million at June 30, 2008, compared to $451.5 million a year ago, resulting in growth of 12.9%.  Total stockholders’ equity increased 7.9% to $41.7 million at June 30, 2008, compared to $38.6 million a year ago.

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  Atlantic Stewardship Bank recently received a 4-Star or Excellent rating, from Bauer Financial, Inc., an independent bank rating company located in Coral Gables, FL. Bauer Financial has been analyzing and reporting the financial condition of the nation’s banking industry since 1983. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2008	2007	2008	2007
Selected Operating Data:
Total interest income	$17,367	$16,049	$8,710	$8,117
Total interest expense	6,649	6,574	3,154	3,315
Net interest income before provision
for loan loss	10,718	9,475	5,556	4,802
Provision for loan loss	360	190	260	180
Net interest income after provision
for loan loss	10,358	9,285	5,296	4,622

Gain on sales of mortgage loans	109	186	54	97
Gain (loss) on calls and sales of securities	57	-	16	-
Life insurance proceeds	-	459	-	459
Other noninterest income	1,827	1,857	947	868
Noninterest income	1,993	2,502	1,017	1,424

Noninterest expense	9,041	8,177	4,562	4,182

Income before income tax expense	3,310	3,610	1,751	1,864
Income tax expense	1,070	1,070	572	492
Net income	$2,240	$2,540	$1,179	$1,372

Basic earnings per share	$0.42	$0.48	$0.22	$0.27
Diluted earnings per share	$0.42	$0.47	$0.22	$0.27

	At June 30,
	2008	2007
Selected Financial Data:
Total assets	$624,055	$538,837
Total loans, net of deferred loan fees	438,689	383,653
Allowance for loan losses	4,768	4,181
Total deposits	509,885	451,478
Stockholders' equity	41,654	38,614

	At or for the six month period ended
	June 30,
	2008	2007
Selected Financial Ratios:
Annualized return on average assets (ROA)	0.77%	0.99%
Annualized return on average equity (ROE)	10.76%	13.41%
Tier 1 equity to total assets	7.80%	8.47%
Book value per share	$7.85	$7.65

All share data has been restated to include the effect of a 5% stock dividend paid in November, 2007.